THIRD AMENDMENT

THIS THIRD AMENDMENT (the "**Amendment**") is made and entered into as of March 31, 2005, by and between **FAIRCHILD CORPORATE CENTER LIMITED PARTNERSHIP, a Delaware limited partnership ("Landlord")** and **DYNTEK, INC., a Delaware corporation ("Tenant")**.

RECITALS

A. Landlord and Tenant (as successor in interest by merger to Integration Technologies, Inc., a California corporation) are parties to that certain lease dated July 21, 2003, which lease has been previously amended by First Amendment and Landlord Consent to Merger dated December 21, 2004 ("First Amendment"), Second Amendment dated January 6, 2005 and a Commencement Letter dated October 27, 2003 (collectively, the "**Lease**"). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately **9,646** rentable square feet (the "**Original Premises**") described as Suite Nos. 140, 180 and 350 on the 1st and 3rd floors of the building commonly known as Fairchild Corporate Center located at 19700 Fairchild Road, Irvine, California (the "**Building**").

B. Landlord and Tenant acknowledge and agree that due to a scrivener error, the "Surviving Entity" as set forth in Recitals B of the First Amendment was incorrectly identified as "Dyntek Services, Inc. a Delaware corporation". Landlord and Tenant retroactively agree that from and after the date of the First Amendment the Surviving Entity shall be "Dyntek, Inc., a Delaware corporation" and that Dyntek, Inc., a Delaware corporation fully intended to be bound by the terms of the Lease, as amended, notwithstanding the scrivener error. Therefore, Dyntek, Inc., a Delaware corporation herein hereby ratifies the Lease, as amended, and agrees that it is fully bound thereby effective retroactively to the date of the First Amendment, and agrees to indemnify and hold Landlord harmless from and against any and all claims, costs and expenses, including reasonable attorneys' fees, which may be asserted against or incurred by Landlord as a consequence of a breach of the foregoing representation and acknowledgement.

C. Tenant has requested that additional space containing approximately **2,868** rentable square feet described as Suite No. 230 on the 2nd floor of the Building shown on **Exhibit A** hereto (the "**Suite 230 Expansion Space**") be added to the Original Premises and that the Lease be appropriately amended and Landlord is willing to do the same on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. **Expansion and Effective Date.** Effective as of the Suite 230 Expansion Effective Date (defined below), the Premises, as defined in the Lease, is increased from 9,646 rentable square feet on the 1st and 3rd floors to **12,514** rentable square feet on the 1st, 2nd and 3rd floors by the addition of the Suite 230 Expansion Space, and from and after the Suite 230 Expansion Effective Date, the Original Premises and the Suite 230 Expansion Space, collectively, shall be deemed the Premises, as defined in the Lease. The Term for the Suite 230 Expansion Space shall commence on the Suite 230 Expansion Effective Date and end on the Termination Date (i.e., January 31, 2009). The Suite 230 Expansion Space is subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Original Premises unless such concessions are expressly provided for herein with respect to the Suite 230 Expansion Space.

   1.01. The "**Suite 230 Expansion Effective Date**" shall be the later to occur of (i) May 1, 2005 ("**Target Suite 230 Expansion Effective Date**"), and (ii) the date upon which the Landlord Work (as defined in the Work Letter attached as **Exhibit B** hereto) in the Suite 230 Expansion Space has been substantially completed; provided, however, that if Landlord shall be delayed in substantially completing the Landlord Work in the Suite 230 Expansion Space as a result of the occurrence of a Tenant Delay (defined below), then, for purposes of determining the Suite 230 Expansion Effective Date, the date of substantial completion shall be deemed to be the day that said Landlord Work would have been substantially completed absent any such

Tenant Delay(s). A "**Tenant Delay**" means any act or omission of Tenant or its agents, employees, vendors or contractors that actually delays substantial completion of the Landlord Work, including, without limitation, the following:

a. Tenant's failure to furnish information or approvals within any time period specified in the Lease or this Amendment, including the failure to prepare or approve preliminary or final plans by any applicable due date;

b. Tenant's selection of equipment or materials that have long lead times after first being informed by Landlord that the selection may result in a delay;

c. Changes requested or made by Tenant to previously approved plans and specifications;

d. The performance of work in the Suite 230 Expansion Space by Tenant or Tenant's contractor(s) during the performance of the Landlord Work; or

e. If the performance of any portion of the Landlord Work depends on the prior or simultaneous performance of work by Tenant, a delay by Tenant or Tenant's contractor(s) in the completion of such work.

The Suite 230 Expansion Space shall be deemed to be substantially completed on the date that Landlord reasonably determines that all Landlord Work has been performed (or would have been performed absent any Tenant Delays), other than any details of construction, mechanical adjustment or any other matter, the noncompletion of which does not materially interfere with Tenant's use of the Suite 230 Expansion Space. The adjustment of the Suite 230 Expansion Effective Date and, accordingly, the postponement of Tenant's obligation to pay Rent on the Suite 230 Expansion Space shall be Tenant's sole remedy and shall constitute full settlement of all claims that Tenant might otherwise have against Landlord by reason of the Suite 230 Expansion Space not being ready for occupancy by Tenant on the Target Suite 230 Expansion Effective Date.

1.02. In addition to the postponement, if any, of the Suite 230 Expansion Effective Date as a result of the applicability of Section 1.01. of this Amendment, the Suite 230 Expansion Effective Date shall be delayed to the extent that Landlord fails to deliver possession of the Suite 230 Expansion Space for any other reason (other than Tenant Delays by Tenant), including but not limited to, holding over by prior occupants. Any such delay in the Suite 230 Expansion Effective Date shall not subject Landlord to any liability for any loss or damage resulting therefrom. If the Suite 230 Expansion Effective Date is delayed, the Termination Date under the Lease shall not be similarly extended.

2. <u>Base Rent.</u> In addition to Tenant's obligation to pay Base Rent for the Original Premises, Tenant shall pay Landlord Base Rent for the Suite 230 Expansion Space as follows:

Months of Term or Period	Annual Rate Per Square Foot	Monthly Base Rent
5/1/05-12/31/06	$25.20	$6,022.80
1/1/07-12/31/07	$25.80	$6,166.20
1/1/08-1/31/09	$26.40	$6,309.60

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

Landlord and Tenant acknowledge that the foregoing schedule is based on the assumption that the Suite 230 Expansion Effective Date is the Target Suite 230 Expansion Effective Date. If the Suite 230 Expansion Effective Date is other than the Target Suite 230 Expansion Effective Date, the schedule set forth above with respect to the payment of any installment(s) of Base Rent for the Suite 230 Expansion Space shall be appropriately adjusted on a per diem basis to reflect the actual Suite 230 Expansion Effective Date, and the actual Suite 230 Expansion Effective Date shall be set forth in a confirmation letter to be prepared by Landlord. However, the effective date of any increases or decreases in the Base Rent rate shall not be postponed as a result of an adjustment of the Suite 230 Expansion Effective Date as provided above.

3. **Additional Security Deposit.** Upon Tenant's execution hereof, Tenant shall pay Landlord the sum of $18,986.16 which is added to and becomes part of the Security Deposit held by Landlord as provided under Section 6 of the Lease as security for payment of Rent and the performance of the other terms and conditions of the Lease by Tenant. Accordingly, simultaneous with the execution hereof, the Security Deposit is increased from $40,848.44 to **$59,807.60.**

4. **Tenant's Pro Rata Share.** For the period commencing with the Suite 230 Expansion Effective Date and ending on the Termination Date, Tenant's Pro Rata Share for the Suite 230 Expansion Space is **2.7313%.**

5. **Expenses and Taxes.** For the period commencing with the Suite 230 Expansion Effective Date and ending on the Termination Date, Tenant shall pay for Tenant's Pro Rata Share of Expenses and Taxes applicable to the Suite 230 Expansion Space in accordance with the terms of the Lease, provided, however, during such period, the Base Year for the computation of Tenant's Pro Rata Share of Expenses and Taxes applicable to the Suite 230 Expansion Space is 2005.

6. **Improvements to Suite 230 Expansion Space.**

   6.01. **Condition of Suite 230 Expansion Space.** Tenant has inspected the Suite 230 Expansion Space and agrees to accept the same "as is" without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment.

   6.02. **Responsibility for Improvements to Suite 230 Expansion Space.** Landlord shall perform improvements to the Suite 230 Expansion Space in accordance with the Work Letter attached hereto as **Exhibit B.**

7. **Early Access to Suite 230 Expansion Space.** If Tenant is permitted to take possession of the Suite 230 Expansion Space before the Suite 230 Expansion Effective Date, such possession shall be subject to the terms and conditions of the Lease and this Amendment and Tenant shall pay Base Rent and Additional Rent applicable to the Suite 230 Expansion Space to Landlord for each day of possession prior to the Suite 230 Expansion Effective Date. However, except for the cost of services requested by Tenant (e.g. freight elevator usage), Tenant shall not be required to pay Rent for the Suite 230 Expansion Space for any days of possession before the Suite 230 Expansion Effective Date during which Tenant, with the approval of Landlord, is in possession of the Suite 230 Expansion Space for the sole purpose of performing improvements or installing furniture, equipment or other personal property. Notwithstanding the foregoing and subject to the terms of this Lease, Tenant shall be granted access to the Suite 230 Expansion Space upon the full and final execution of this Amendment by Landlord and Tenant for the sole purpose of performing improvements or installing furniture, equipment or other personal property in preparation for Tenant's occupancy of the Suite 230 Expansion Space. Landlord may withdraw such permission to enter the Suite 230 Expansion Space prior to the Suite 230 Expansion Effective Date at any time that Landlord reasonably determines that such entry by Tenant is causing a dangerous situation for Landlord, Tenant or their respective contractors or employees, or if Landlord reasonably determines that such entry by Tenant is hampering or otherwise preventing Landlord from proceeding with the completion of Landlord's Work at the earliest possible date.

8. **Other Pertinent Provisions.** Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

   8.01 **Renewal Option.** Effective as of the Suite 230 Expansion Effective Date, the Renewal Option set forth in Section 2 of Exhibit F of the Lease shall apply to the Suite 230 Expansion Space.

   8.02 **Parking.** Commencing on the Suite 230 Expansion Effective Date and ending on the Termination Date, Tenant shall lease from Landlord and Landlord shall lease to Tenant a total of up to 11 additional non-reserved parking spaces (based on a ratio of four (4) spaces per one thousand (1000) rentable square feet of the Suite 230 Expansion Space) in the Parking Facility servicing the Building at no charge to Tenant. After the initial Term, Tenant shall pay in advance, concurrent with

Tenant's payment of monthly Base Rent, the prevailing monthly charges established from time to time for parking in the Parking Facility. Notwithstanding the foregoing and subject to Landlord availability, Tenant may request additional unreserved parking spaces in the Parking Facility. Any additional non-reserved parking spaces shall be $20.00 per month per space. Except as modified herein, the additional parking spaces shall be subject to the terms of the Lease.

8.03. **Suite 230 Restoration.** On or prior to the Termination Date, unless terminated early in accordance with the Lease, Tenant shall reimburse Landlord within 30 days after demand, for the cost of retrofitting a portion of the Suite 230 Expansion Space as provided for in "Price Alternates" section of the Plans (as described in the Work Letter) back to its original configuration ("Suite 230 Restoration"). The Suite 230 Restoration work shall be performed by Landlord's contractor. Notwithstanding the foregoing, Tenant shall not be required to reimburse Landlord for the cost of retrofitting the Suite 230 Expansion Space back to its original configuration in the event Tenant renews the Lease immediately following the Termination Date.

9. <u>**Miscellaneous.**</u>

9.01. This Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment. Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Amendment or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Landlord.

9.02. Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

9.03. In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

9.04. Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

9.05. The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

9.06. Tenant hereby represents to Landlord that Tenant has dealt with no broker other than Madison Street Partners, Inc. in connection with this Amendment. Tenant agrees to indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the "**Landlord Related Parties**") harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment. Landlord agrees to indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the "**Tenant Related Parties**") harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.

Equity Office Properties Management Corp. ("EOPMC") is an affiliate of Landlord and represents only the Landlord in this transaction. Any assistance rendered by any agent or employee of EOPMC in connection with this Amendment or any subsequent amendment or modification hereto has been or will be made as an

accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

9.07. Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

[SIGNATURES ARE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

CA-FAIRCHILD CORPORATE CENTER LIMITED PARTNERSHIP, a Delaware limited partnership

By: EOM GP, L.L.C., a Delaware limited liability company, its general partner

By: Equity Office Management, L.L.C., a Delaware limited liability company, its non-member manager

By: /s/ Mark Valentine
Name: Mark Valentine
Title: Managing Director - Leasing

TENANT:

DYNTEK INC., a Delaware corporation

By: /s/ Robert Webber
Name: ROBERT WEBBER
Title: CFO

95-4228470
Tenant's Tax ID Number (SSN or FEIN)

C:\temp\notes FFF692\Dyntek-3a2.doc
March 23, 2005
Matter ID Number: 18247

EXHIBIT A

OUTLINE AND LOCATION OF SUITE 230 EXPANSION SPACE



EXHIBIT B

WORK LETTER

This Exhibit is attached to and made a part of the Amendment by and between **CA-FAIRCHILD CORPORATE CENTER LIMITED PARTNERSHIP, a Delaware limited partnership** ("Landlord") and **DYNTEK, INC., a Delaware corporation** ("Tenant") for space in the Building located at 19700 Fairchild Road, Irvine, California.

As used in this Workletter, the "Premises" shall be deemed to mean the Suite 230 Expansion Space, as initially defined in the attached Amendment.

1. Landlord shall perform improvements to the Premises in accordance with the space plan provided by Gensler, dated March 11, 2005 (the "Plans"), which Plans include, among other work, restoration of the Premises. The improvements to be performed by Landlord in accordance with the Plans are hereinafter referred to as the "Landlord Work." It is agreed that construction of the Landlord Work will be completed at Landlord's sole cost and expense (subject to the terms of Section 2 below) using Building standard methods, materials and finishes. Landlord shall enter into a direct contract for the Landlord Work with a general contractor selected by Landlord. In addition, Landlord shall have the right to select and/or approve of any subcontractors used in connection with the Landlord Work. Landlord's supervision or performance of any work for or on behalf of Tenant shall not be deemed a representation by Landlord that such Plans or the revisions thereto comply with applicable insurance requirements, building codes, ordinances, laws or regulations, or that the improvements constructed in accordance with the Plans and any revisions thereto will be adequate for Tenant's use, it being agreed that Tenant shall be responsible for all elements of the design of Tenant's plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the premises and the placement of Tenant's furniture, appliances and equipment). Landlord shall be entitled to deduct a construction management fee for Landlord's oversight of the Landlord Work in an amount equal to 3% of the total construction costs of the Landlord Work.

2. If Tenant shall request any revisions to the Plans, Landlord shall have such revisions prepared at Tenant's sole cost and expense and Tenant shall reimburse Landlord for the cost of preparing any such revisions to the Plans, plus any applicable state sales or use tax thereon, upon demand. Promptly upon completion of the revisions, Landlord shall notify Tenant in writing of the increased cost in the Landlord Work, if any, resulting from such revisions to the Plans. Tenant, within one Business Day, shall notify Landlord in writing whether it desires to proceed with such revisions. In the absence of such written authorization, Landlord shall have the option to continue work on the Premises disregarding the requested revision. Tenant shall be responsible for any Tenant Delay in completion of the Premises resulting from any revision to the Plans. If such revisions result in an increase in the cost of Landlord Work, such increased costs, plus any applicable state sales or use tax thereon, shall be payable by Tenant upon demand. Notwithstanding anything herein to the contrary, all revisions to the Plans shall be subject to the approval of Landlord, which approval shall not be unreasonably withheld or delayed.

3. Landlord and Tenant agree to cooperate with each other in order to enable the Landlord Work to be performed in a timely manner and with as little inconvenience to the operation of Tenant's business as is reasonably possible. Notwithstanding anything herein to the contrary, any delay in the completion of the Landlord Work or inconvenience suffered by Tenant during the performance of the Landlord Work shall not delay the Suite 230 Expansion Effective Date nor shall it subject Landlord to any liability for any loss or damage resulting therefrom or entitle Tenant to any credit, abatement or adjustment of Rent or other sums payable under the Lease.

4. This Exhibit shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.